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                                                              Exhibit (d)(4)(iv)

                                 AMENDMENT NO. 1

                          INVESTMENT ADVISORY AGREEMENT

        AMENDMENT NO. 1 to the Investment Advisory Agreement ("Amendment No. 1"), dated as of December 12, 2003, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable"), and Putnam Investment Management, LLC ("Adviser"), a limited liability company.

        Equitable and the Adviser agree to modify and amend the Investment Advisory Agreement, dated as of July 31, 2003, between Equitable and the Adviser (together, the "Agreement") as follows:

        1. Equitable hereby terminates its appointment of the Adviser as the investment adviser for the EQ/Putnam International Portfolio.

        2. Portfolio. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Putnam Growth and Income Value Portfolio and the EQ/Putnam Voyager Portfolio on the terms and conditions set forth in the Agreement.

        3. Appendix A. Appendix A to the Agreement, setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

        4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

  THE EQUITABLE LIFE ASSURANCE                 PUTNAM INVESTMENT MANAGEMENT, LLC
  SOCIETY OF THE UNITED STATES

By: /s/ Peter D. Noris                       By: /s/ Gordon H. Silver
    -------------------------------              -------------------------------

    Name:  Peter D. Noris                        Name:  Gordon H. Silver
    Title: Executive Vice President              Title: Senior Managing Director

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                                   APPENDIX A

                                 AMENDMENT NO. 1

                      TO THE INVESTMENT ADVISORY AGREEMENT
                     WITH PUTNAM INVESTMENT MANAGEMENT, LLC

Portfolio                             Advisory Fee
---------                             ------------

EQ/Putnam Growth & Income Value       0.375% of the Portfolio's average daily
Portfolio                             net assets up to and including $150
                                      million; 0.325% of the Portfolio's average daily net assets over $150 million and up to and including $300 million; and 0.225% of the Portfolio's average daily net assets in excess of $300 million.

EQ/Putnam Voyager Portfolio           0.425% of the Portfolio's average daily
                                      net assets up to and including $150
                                      million; 0.350%% of the Portfolio's
                                      average daily net assets over $150 million and up to and including $300 million;
                                      0.225% of the Portfolio's average daily
                                      net assets over $300 million and up to and including $500 million; and 0.200% of the Portfolio's average daily net assets in excess of $500 million.